Exhibit 21

SUBSIDIARIES OF REGISTRANT

Domestic Subsidiaries	State of Incorporation/Formation
InfoLogix Systems Corporation	Delaware
Embedded Technologies, LLC	Delaware
OPT Acquisition LLC	Pennsylvania
InfoLogix-DDMS, Inc.	Delaware